EXHIBIT D

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

DAIWA HOUSE INDUSTRY CO., LTD. (“Company”), a company organized under the laws of Japan and having offices at 3-3-5 Umeda, Kita-ku, Osaka 530-8241 Japan, does hereby constitute and appoint HIDENORI NAKAGAWA, as its true and lawful attorney and representative, to act in its name, place and stead to execute the Forms CB and Form F-X to be filed by the Company with the U.S. Securities and Exchange Commission in connection with the stock-for-stock exchange agreement approved by the boards of directors of Daiwa Odakyu Construction Co.,Ltd. and the Company.

IN WITNESS WHEREOF, the undersigned has hereunto executed this instrument this February 6, 2015.

For and on behalf of

DAIWA HOUSE INDUSTRY CO., LTD.

By:	/s/ Eiichi Shibata
Name:	Eiichi Shibata
Title:	Senior Executive Officer